EXHIBIT 99.01

FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach	Press Contact: Robin Austin
Chief Financial Officer	Sr. Manager, Public Relations
(714) 513-8213	(714) 513-8152

EMULEX REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

     COSTA MESA, Calif., August 7, 2003 — Emulex Corporation (NYSE:ELX), the world’s largest supplier of storage networking host bus adapters (HBAs), today announced results for its fourth fiscal quarter ended June 29, 2003.

Fourth Quarter Highlights

•	Revenues up 3% sequentially and up 16% year over year to a record $81.8 million, at the top end of company guidance

•	Fibre Channel revenues up 4% sequentially and up 19% year over year to a record $81.4 million, or over 99% of revenue

•	Non-GAAP (formerly known as pro-forma) gross margin of 64%, and GAAP gross margin of 66%

•	Non-GAAP operating margin of 35% and GAAP operating margin of 34%

•	Non-GAAP operating income of $28.6 million, a record for the second quarter in a row, as well as record GAAP operating income of $28.0 million

•	Non-GAAP diluted EPS of $0.23, above company guidance and up 44% from a year ago, and GAAP diluted EPS of $0.22

•	Annualized revenues per employee of $828,000

•	Sequential increase in cash, cash equivalents, restricted cash and investments of $34.6 million

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

Business Outlook

     Emulex is providing guidance for its first fiscal quarter ending September 2003 as follows. Although actual results may vary depending on a variety of factors, many of which are outside Emulex’s control, for our first fiscal quarter, Emulex is budgeting for year-over-year revenue growth in the 17% to 20% range, or revenues in a range of about $82 million to $85 million, and non-GAAP earnings per diluted share of up to $0.23. GAAP earnings per share is uncertain, but Emulex is budgeting for GAAP earnings per diluted share of up to $0.21.

Financial Results

     Fourth quarter revenues grew to a record $81.8 million, up 3% sequentially and up 16% year over year. Non-GAAP net income amounted to a record $19.1 million, or $0.23 per diluted share, an expansion of more than 38% from comparable year ago results. GAAP net income amounted to $18.4 million, or $0.22 per diluted share, up from a loss of $11.4 million for the comparable year ago results. A reconciliation between GAAP and non-GAAP results is included in the accompanying financial data, as well as an explanation of why Emulex believes non-GAAP results are relevant to investors.

     Fibre Channel revenues expanded 19% year over year and grew 4% sequentially from the third fiscal quarter to a record $81.4 million, amounting to over 99% of net revenues. Average HBA selling prices declined 5% sequentially, slightly higher than recent experience, reflecting a shift in product mix towards midrange solutions. The percentage of revenues from two Gbps solutions, including both chips and HBAs, rose 79% from a year ago to 94% of total Fibre Channel revenue, signaling a near-complete transition to 2 Gbps connectivity within Emulex’s customer base. Reflecting Emulex’s continuing strategic initiative to deliver cost-effective, midrange solutions to the market, unit shipments of midrange HBAs grew over 30% sequentially and over 270% from a year ago, expanding to nearly a quarter of total HBA units.

     OEM and distribution revenue trends were consistent with recent quarters. Primarily reflecting a mid-calendar 2002 shift at a major OEM customer from a direct sales model to a distribution business model, fourth quarter revenues from OEM customers grew 8% from a year ago, while revenues from distribution expanded faster, growing 33% from the year ago quarter. In the fourth fiscal quarter, annualized revenues per employee rose to $828,000 as compared to $807,000 in the same period of the prior year.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

     During the fourth quarter, newly published market share research from multiple leading firms, including IDC and Gartner Dataquest, confirmed that Emulex was the HBA market leader in revenue, ports and units in calendar 2002, and that Emulex grew its share across all measures. Emulex’s share of the Fibre Channel HBA market was estimated at 47-48% in revenue, 48% in units, and 43% in ports according to IDC and Gartner. “Emulex has a long record of execution in the HBA market: we captured the revenue leadership position in 1999, the unit leadership position in 2000, and with newly available port data, Emulex was also confirmed as the port leader in 2002,” said Paul Folino, chairman and CEO of Emulex. “With a leading 43% share of ports in 2002, we believe Emulex is in a newly strengthened position to expand our presence in upcoming quarters, now that we are launching volume shipments of our dual-channel LP10000DC host bus adapters based on our first native dual-channel ASIC, Thor. In internal testing, Thor has surpassed previously-published performance expectations by 30-50%, and is now capable of sustaining delivery of 75,000 I/Os per second in a single channel configuration, and over 135,000 I/Os per second in a dual channel configuration.”

     In addition, Emulex continued to progress in its joint development agreement with Intel, which is positioned to offer the industry a common multiprotocol serial storage architecture that spans the three major serial storage interfaces – Fibre Channel, serial ATA and serial attached SCSI – and is suitable for a broad spectrum of embedded applications, including storage arrays, storage appliances and blade servers. Folino noted, “This uniquely powerful Serial Storage Connect architecture is resonating well with OEMs, who are increasingly focused on leveraging their software development dollars to serve multiple product families.”

     With respect to its balance sheet, Emulex continued to generate cash during the fourth quarter, expanding its cash, cash equivalents, restricted cash and investments, both short and long-term, to $620 million, a sequential increase of $34.6 million. Inventory turns improved significantly to better than 10, compared to 6 in the third quarter. Fourth fiscal quarter accounts receivables increased by 2% compared to the third quarter level, and days sales outstanding, or DSOs, improved from 41 to 37 days.

     For the fiscal year ended June 2003, revenues rose 21% to a record $308 million, compared to $255 million reported a year ago. For fiscal 2003, non-GAAP net income rose 54% to a record $70.4 million, or $0.84 per diluted share, compared to net income of $45.7 million, or $0.54 per diluted share a year ago. GAAP net income amounted to a record $65.7 million, or $0.79 per diluted share, compared to a loss of $96.2 million, or $1.18 per share, a year ago.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

     Emulex will host a webcast today at 2:00 p.m. Pacific time to discuss the financial results in detail. The webcast may be accessed live via the home page of the Emulex website at www.emulex.com. During the call, Emulex will discuss details of the fourth fiscal quarter financial results. A replay of the webcast will be available in the audio archive section of the investor relations page of the Emulex website. In addition, a replay of the quarterly conference call will be available for 48 hours by calling (888) 203-1112 — and using the passcode 303404.

About Emulex

     Emulex Corporation, which was named one of Forbes Magazine’s 25 Fastest Growing Technology Companies in 2002, is the world’s largest supplier and developer of storage networking host bus adapters. The American Electronics Association also recently named Emulex “Outstanding Public Company” for 2002.

     The Emulex product families are based on internally developed ASIC, firmware and software technologies spanning both Fibre Channel and IP networking protocols, and offer customers high performance, scalability, flexibility and reduced total cost of ownership. The company’s products have been selected by the world’s leading server and storage providers, including Dell, EMC, Fujitsu Siemens, Groupe Bull, HP, Hitachi Data Systems, IBM, NEC, Network Appliance, StorageTek and Unisys. In addition, Emulex includes industry leaders Brocade, Computer Associates, Intel, McDATA, Microsoft and VERITAS among its strategic partners. Via a joint development agreement, Emulex and Intel are pioneering the industry’s first storage processors for Serial ATA, Serial Attached SCSI and Fibre Channel interfaces within a single architecture.

     Emulex markets to OEMs and end users through its own worldwide selling organization, as well as its two-tier distribution partners, including ACAL, Avnet, Bell Microproducts, Info-X, Netmarks, Tech Data, TidalWire and Tokyo Electron. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at www.emulex.com.

EMULEX   We network storage

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

Note Regarding Non-GAAP Financial Information: Certain portions of this press release include non-GAAP financial information. Such non-GAAP information is presented in order to enable meaningful period-to-period comparisons and to facilitate better focus on Emulex’s core operating results. You should not rely exclusively on the non-GAAP financial information contained in this press release in evaluating Emulex’s financial condition and performance. Instead, such non-GAAP information should be considered along with our GAAP (generally accepted accounting principles) financial information contained in this release and in our public filings in order for you to have a complete picture of our financial results for the periods in question.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above, including, without limitation, those contained in the discussion of “Business Outlook” above, contain forward-looking statements that involve risk and uncertainties. We expressly disclaim any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include the fact that the economy generally, and the technology and storage segments specifically, have recently been in a state of uncertainty making it difficult to determine if past experience is a good guide to the future and making it impossible to determine if markets will grow or shrink in the short term. Recently, the Company’s results have been significantly impacted by a widespread slowdown in technology investment that has also pressured the storage networking market that is the mainstay of the Company’s business. A prolonged downturn in information technology spending could adversely affect the Company’s revenues and results of operations. As a result of this uncertainty, the Company is unable to predict with any accuracy what future results might be. Other factors affecting these forward-looking statements include, but are not limited to, the following: slower than expected growth of the storage networking market or the failure of the Company’s OEM customers to successfully incorporate the Company’s products into their systems; the Company’s dependence on a limited number of customers and the effects of the loss of, or decrease or delays in orders by, any such customers, or the failure of such customers to make payment; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of the Company’s or the Company’s OEM customers’ new or enhanced products; the variability in the level of the Company’s backlog and the variable booking patterns of the Company’s customers; the effects of terrorist activities and resulting political or economic instability; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; the Company’s ability and the ability of the Company’s OEM customers to keep pace with the rapid technological changes in the Company’s industry and gain market acceptance for new products and technologies; the effect of rapid migration of customers towards newer product platforms; possible transitions from board level to application specific computer chip solutions for selected applications; a shift in unit product mix from high-end to midrange products; a decrease in the average unit selling prices or an increase in the manufactured cost of the Company’s products; delays in product development; the Company’s reliance on third-party suppliers and subcontractors for components and assembly; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; the Company’s ability to attract and retain key technical personnel; the Company’s dependence on foreign sales; the effect of the Company’s stock price on stock compensation charges; and the effect of acquisitions, changes in tax rate or changes in accounting standards. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q.

This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

EMULEX CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended

	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

Net revenues	$81,762	$70,195	$308,208	$254,741
Cost of sales	27,729	28,085	112,040	122,871

Gross profit	54,033	42,110	196,168	131,870

Operating expenses:
Engineering and development	15,839	12,861	61,257	47,560
Selling and marketing	5,075	4,646	18,994	19,462
General and administrative	3,650	3,891	40,291	12,983
Amortization of goodwill and other intangibles	1,450	39,055	5,807	156,209

Total operating expenses	26,014	60,453	126,349	236,214

Operating income (loss)	28,019	(18,343)	69,819	(104,344)

Nonoperating income:
Gain on repurchase of convertible subordinated notes	—	—	28,729	—
Interest income	2,910	3,828	12,991	11,239
Interest expense	(1,243)	(2,046)	(5,510)	(3,396)
Other income (expense), net	54	188	(78)	(26)

Total nonoperating income	1,721	1,970	36,132	7,817

Income (loss) before income taxes	29,740	(16,373)	105,951	(96,527)
Income tax provision (benefit)	11,301	(4,926)	40,262	(293)

Net income (loss)	$18,439	$(11,447)	$65,689	$(96,234)

Net income (loss) per share:
Basic	$0.22	$(0.14)	$0.80	$(1.18)

Diluted	$0.22	$(0.14)	$0.79	$(1.18)

Number of shares used in per share computations:
Basic	82,325	81,706	82,051	81,487

Diluted	87,890	81,706	87,914	81,487

The interest expense adjustment, net of tax, to the Company’s GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $771 and $3,416 for the three and twelve months ended June 29, 2003, respectively.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

The non-GAAP financial information presented below is based on the Company’s condensed consolidated financial statements and excludes certain adjustments detailed below. The Company uses this non-GAAP information to evaluate its operating performance and believes this presentation provides investors with additional insight into its underlying operating results. This presentation is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from the non-GAAP presentation used by other companies. A reconciliation of the non-GAAP net income with the Company’s net income (loss) determined under generally accepted accounting principles is presented in the following table.

EMULEX CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(in thousands - unaudited)

	Three Months Ended		Twelve Months Ended

	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

GAAP net income (loss), as presented above	$18,439	$(11,447)	$65,689	$(96,234)

Items excluded from GAAP net income (loss) to calculate non-GAAP net income:
Excess and obsolete inventory charge associated with slowing demand for older generation 1 gigabit products and subsequent benefit due to sale of impaired inventory excluded from cost of goods sold(1)	(1,676)	(1,374)	(3,312)	10,059
Amortization of deferred stock-based compensation associated with the acquisition of Giganet, Employee Stock Purchase Program (ESPP), and a tax law change in the United Kingdom(2)	757	932	4,204	3,742
Amortization of goodwill and other intangibles excluded from operating expenses(3)	1,450	39,055	5,807	156,209
Net charge associated with tentative settlements of securities class action and derivative lawsuits excluded from general and administrative expenses(4)	—	—	27,007	—
Gain on repurchase of convertible subordinated notes excluded from nonoperating income(5)	—	—	(28,729)	—
Loss on strategic investment excluded from nonoperating income(6)	—	—	—	248
Release of valuation allowance related to deferred tax assets excluded from income tax provision(7)	—	(12,929)	—	(20,509)
Income tax effect of above items excluded from the income tax provision(8)	86	(448)	(270)	(7,802)

Impact on net income (loss)	617	25,236	4,707	141,947

Non-GAAP net income	$19,056	$13,789	$70,396	$45,713

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

Emulex believes that its presentation of non-GAAP financials is useful to investors for the following reasons:

1.	Excess and obsolete inventory charge. Starting in late September 2001, some of Emulex’s major customers made announcements that general economic conditions, exacerbated by the increase in economic uncertainty in the aftermath of the terrorist events of September 11, 2001, were having a negative impact on their financial results. The announcements made, and forecasts received, indicated deteriorating demand for the Company’s one gigabit per second (Gbps) products as these customers were expected to migrate to two Gbps products for future purchases. Emulex believes that the resulting inventory charge taken in September 2001 was an infrequent event that is not representative of the ongoing operating results of its business. In order to provide meaningful comparisons of operating results, any subsequent consumption of previously impaired products is also excluded.

2.	Amortization of deferred stock-based compensation. Emulex believes that as these are non-cash charges pertaining to events such as the acquisition of Giganet, a tax law change in the United Kingdom and timing of approval of additional shares for the ESPP, it is helpful to isolate these charges to allow for analysis of the underlying business. The following amounts were excluded for the three months ended June 29, 2003, and June 30, 2002: $413 and $503, respectively, from engineering and development; $313 and $365, respectively, from selling and marketing; $32 and $56, respectively, from general and administrative; and $(1) and $8, respectively, from cost of sales. The following amounts were excluded for the twelve months ended June 29, 2003, and June 30, 2002: $2,463 and $2,091, respectively, from engineering and development; $1,337 and $1,367, respectively, from selling and marketing; $299 and $236, respectively, from general and administrative; and $105 and $48, respectively, from cost of sales.

3.	Amortization of goodwill and other intangibles. In accordance with SFAS 142, Emulex no longer amortizes goodwill as it did prior to July 1, 2002. Consequently, Emulex believes that excluding non-cash amortization charges provides investors with consistent comparisons to historical results. In addition, because amortization of goodwill and other intangibles is a non-cash charge that pertains solely to acquisition activity, Emulex believes that excluding this charge provides investors with a better view of the underlying cash-based operating trends of its business.

4.	Tentative settlements of securities class action and derivative lawsuits. Emulex believes this is an atypical event not representative of the ongoing operating results of its business.

5.	Gain on repurchase of convertible subordinated notes. This gain occurred in September 2002 when Emulex repurchased $136 million in face value of its convertible subordinated notes at a 24% discount, resulting in a pre-tax gain of $28.7 million. Emulex believes that such financial activities are events that are not representative of the ongoing operating results of its business.

6.	Loss on strategic investment. Emulex believes gains or losses on its strategic investments are events not representative of its ongoing operating results.

7.	Release of valuation allowance related to deferred tax assets. Emulex believes the release of valuation allowance, a benefit which was recorded in the third and fourth quarters of fiscal 2002, was an uncommon financial event and is not representative of its ongoing operating results.

8.	Income tax effect of above items. Because Emulex believes that the elimination of the above charges and benefits is useful to investors, Emulex has also eliminated associated tax benefits and charges that are associated with them to provide investors with a consistent presentation.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

EMULEX CORPORATION AND SUBSIDIARIES
Non-GAAP Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended

	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

Net revenues	$81,762	$70,195	$308,208	$254,741
Cost of sales	29,406	29,451	115,247	112,764

Gross profit	52,356	40,744	192,961	141,977

Operating expenses:
Engineering and development	15,426	12,358	58,794	45,469
Selling and marketing	4,762	4,281	17,657	18,095
General and administrative	3,618	3,835	12,985	12,747

Total operating expenses	23,806	20,474	89,436	76,311

Operating income	28,550	20,270	103,525	65,666

Nonoperating income:
Interest income	2,910	3,828	12,991	11,239
Interest expense	(1,243)	(2,046)	(5,510)	(3,396)
Other income (expense), net	54	188	(78)	222

Total nonoperating income	1,721	1,970	7,403	8,065

Income before income taxes	30,271	22,240	110,928	73,731
Income tax provision	11,215	8,451	40,532	28,018

Net income	$19,056	$13,789	$70,396	$45,713

Net income per share:
Basic	$0.23	$0.17	$0.86	$0.56

Diluted	$0.23	$0.16	$0.84	$0.54

Number of shares used in per share computations:
Basic	82,325	81,706	82,051	81,487

Diluted	87,890	84,588	87,914	84,665

The interest expense adjustment, net of tax, to the Company’s non-GAAP diluted per share calculation due to the dilutive effect of its convertible subordinated notes was $783 and $3,496 for the three and twelve months ended June 29, 2003, respectively.

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

EMULEX CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 29,	June 30,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$136,971	$282,561
Restricted cash	9,342	2,024
Investments	239,302	227,905
Accounts and other receivables, net	46,678	36,259
Litigation settlements receivable	13,095	—
Inventories, net	10,998	14,833
Prepaid expenses	5,516	3,779
Deferred income taxes	36,330	30,205

Total current assets	498,232	597,566
Property and equipment, net	26,585	18,574
Investments	234,847	119,302
Goodwill, net	397,256	397,256
Other intangibles, net	27,067	32,874
Deferred income taxes	—	29,385
Other assets	5,782	12,407

	$1,189,769	$1,207,364

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,298	$12,663
Accrued liabilities	18,806	19,677
Accrued litigation settlements	39,500	—
Income taxes payable	5,457	7,020

Total current liabilities	75,061	39,360
Convertible subordinated notes	208,518	345,000
Deferred income taxes	4,260	—

	287,839	384,360
Total stockholders’ equity	901,930	823,004

	$1,189,769	$1,207,364

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Emulex Corporation FY ‘03 Fourth Quarter Results
August 7, 2003

EMULEX CORPORATION AND SUBSIDIARIES
Supplemental Information

Historical Revenue by Channel and Territory:

	Q4 FY 2003	% Total	Q4 FY 2002	% Total	% Change
($000s)	Revenue	Revenue	Revenue	Revenue	Year/Year

Revenue from OEM customers	$50,903	62%	$46,996	67%	+8%
Revenue from distribution	30,812	38%	23,149	33%	+33%
Other	47	nm	50	nm	nm

Total Net Revenues	$81,762	100%	$70,195	100%	+16%

United States	$49,301	60%	$44,478	63%	+11%
Europe	27,864	34%	22,151	32%	+26%
Pacific Rim countries	4,597	6%	3,566	5%	+29%

Total Net Revenues	$81,762	100%	$70,195	100%	+16%

Forward-Looking Diluted Earnings per Share Reconciliation:

Guidance for
Three Months Ending
September 28, 2003

Non-GAAP diluted earnings per share guidance	$0.23
Items excluded, net of tax, from non-GAAP diluted earnings per share to calculate GAAP diluted earnings per share guidance:
Amortization of goodwill and other intangibles	($0.01)
Amortization of deferred stock-based compensation	($0.01)
Benefit due to the sale of previously impaired excess and obsolete inventory associated with older generation 1 gigabit products excluded from cost of sales	$0.00

GAAP diluted earnings per share guidance	$0.21

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